Exhibit 99.1


                    UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS

     On April 1, 2004, Travelers Property Casualty Corp. ("Travelers") merged with a subsidiary of The St. Paul Companies, Inc. ("St. Paul"), as a result of which Travelers has become a wholly owned subsidiary of St. Paul (now known as The St. Paul Travelers Companies, Inc. (the "Company")). Each share of Travelers class A and class B common stock was exchanged for 0.4334 of a share of the Company common stock. Share and per share amounts for all periods presented have been restated to reflect the exchange of Travelers common stock for the Company common stock. For accounting purposes, this transaction will be accounted for as a reverse acquisition with Travelers treated as the accounting acquirer. Accordingly, the transaction will be accounted for as a purchase business combination, using Travelers' historical financial information and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of April 1, 2004.

     The preliminary Unaudited Pro Forma Condensed Combined Balance Sheet at December 31, 2003 combines the historical consolidated balance sheets of St. Paul and Travelers, giving effect to the merger as if it had been consummated on December 31, 2003. The preliminary Unaudited Pro Forma Condensed Combined Income Statement for the year ended December 31, 2003 combines the historical consolidated statement of income of St. Paul and Travelers giving effect to the merger as if it had occurred on January 1, 2003. We have adjusted the historical consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

     o accompanying notes to the preliminary unaudited pro forma condensed combined financial statements;

     o St. Paul's separate historical financial statements as of and for the year ended December 31, 2003 included in St. Paul's Annual Report on Form 10-K for the year ended December 31, 2003;

     o Travelers separate historical financial statements as of and for the year ended December 31, 2003 included in Travelers Annual Report on Form 10-K for the year ended December 31, 2003.

     The preliminary unaudited pro forma condensed combined financial statements have been prepared for informational purposes only. The preliminary unaudited pro forma condensed combined financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the preliminary unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. The preliminary unaudited pro forma condensed combined financial statements do not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions.

     The preliminary unaudited pro forma condensed combined financial statements have been prepared using the purchase method of accounting with Travelers treated as the accounting acquirer. Accordingly, Travelers estimated cost to acquire St. Paul has been allocated to the acquired assets, liabilities and commitments based upon their estimated fair values at the date indicated. The allocation of the purchase price is preliminary and is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented herein.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                                                            At December 31, 2003
                                                         ---------------------------------------------------------
                                                                                                         Pro Forma
                                                         Historical   Historical     Pro Forma           St. Paul
                                                         Travelers     St. Paul     Adjustments          Travelers
                                                         ----------   ----------    -----------          ---------
                                                                                (in millions)

Assets
Fixed maturities, available for sale at fair value        $33,045      $18,021         $   --             $ 51,066
Equity securities, at fair value                              733          190             --                  923
Mortgage loans                                                211           63             --                  274
Investment real estate                                         --          775            283   (a)          1,058
Short-term securities                                       2,138        2,709             --                4,847
Trading securities, at fair value                              57           --             --                   57
Other investments                                           2,469        1,422             --                3,891
                                                           ------       ------         ------             --------
   Total investments                                       38,653       23,180            283               62,116
Cash                                                          352          150             --                  502
Investment income accrued                                     362          248             --                  610
Premium balances receivable                                 4,089        2,486             --                6,575
Reinsurance recoverables                                   11,174        8,718           (417)  (b)         19,475
Deferred policy acquisition costs                             965          695            (78)  (c)          1,582
Deferred federal income taxes                                 678        1,285           (296)  (d)          1,667
Contractholder receivables                                  3,121        1,585             --                4,706
Goodwill                                                    2,412          926           (926)  (e)          5,257
                                                                                        2,845   (e)
Other intangibles                                             422          139           (139)  (f)          1,622
                                                                                        1,200   (f)
Other assets                                                2,644        3,374           (384)  (g)          5,634
                                                          -------      -------         ------             --------
  Total sssets                                            $64,872      $42,786         $2,088             $109,746
                                                          =======      =======         ======             ========
Liabilities
Claims and claim adjustment expense reserves              $34,573      $21,035         $ (761)  (h)       $ 54,847
Unearned premium reserves                                   7,111        4,248             --               11,359
Contractholder payables                                     3,121        1,585             --                4,706
Commercial paper                                               --          322             --                  322
Long-term debt                                              1,756        2,057            160   (i)          3,973
Convertible junior subordinated notes payable                 869           --             --                  869
Convertible notes payable                                      49           --             --                   49
Equity unit related debt                                       --          443             24   (i)            467
St. Paul-obligated mandatorily redeemable preferred
  securities of trusts holding solely subordinated
  debentures of St. Paul                                       --          928            109   (i)          1,037
Other liabilities                                           5,406        5,943            101   (j)         11,450
                                                          -------      -------         ------             --------
  Total liabilities                                        52,885       36,561          (367)               89,079
                                                          -------     --------         ------             --------
Shareholders' equity
Preferred stock:
  Stock Ownership Plan - convertible preferred stock           --           98            119   (k)            217
  Guaranteed obligation - Stock Ownership Plan                 --          (23)            (2)  (k)            (25)
Common stock:
  No par value                                                 --        2,655         14,474   (n,o,p)     17,129
  Class A                                                       5           --             (5)  (l)             --
  Class B                                                       5           --             (5)  (l)             --
Additional paid-in capital                                  8,705           --         (8,705)  (l)             --
Retained earnings                                           2,290        2,874         (2,874)  (m)          2,290
Accumulated other changes in equity from
  nonowner sources                                          1,086          621           (621)  (m)          1,086
Treasury stock, at cost                                       (74)          --             74   (l)             --
Unearned compensation                                         (30)          --             --                  (30)
                                                          -------      -------         ------             --------
  Total shareholders' equity                               11,987        6,225          2,455               20,667
                                                          -------      -------         ------             --------
  Total liabilities and shareholders' equity              $64,872      $42,786         $2,088             $109,746
                                                          =======      =======         ======             ========

              See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.


           UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

                                                                    For the Year Ended December 31, 2003
                                                         ---------------------------------------------------------
                                                                                                         Pro Forma
                                                         Historical   Historical     Pro Forma           St. Paul
                                                         Travelers     St. Paul     Adjustments          Travelers
                                                         ----------   ----------    -----------          ---------
                                                                    (in millions, except per share data)

Revenues
Premiums                                                   $12,545      $7,039          $  --              $19,584
Net investment income                                        1,869       1,120           (310)  (q)          2,679
Fee income                                                     560          59             --                  619
Asset management                                                --         453             --                  453
Net realized investment gains                                   38          73             --                  111
Other revenues                                                 127         110             --                  237
                                                           -------      ------          ------             -------
  Total revenues                                            15,139       8,854           (310)              23,683
                                                           -------      ------          ------             -------
Claims and expenses
Claims and claim adjustment expenses                         9,119       5,208            (57)  (r)         14,270
Amortization of deferred policy acquisition costs            1,984       1,564           (375)  (s)          3,173
Interest expense                                               166         187            (37)  (t)            316
General and administrative expenses                          1,641       1,010            514   (u)          3,165
                                                           -------      ------          ------             -------
  Total claims and expenses                                 12,910       7,969             45               20,924
                                                           -------      ------          ------             -------

Income from continuing operations before income
   taxes and minority interest                               2,229         885            (355)              2,759
Income taxes                                                   537         156            (124) (v)            569
Minority interest, net of tax                                   (4)         30              --                  26
                                                           -------     -------          ------              ------
Income from continuing operations                          $ 1,696     $   699          $ (231)             $2,164
                                                           =======     =======          ======              ======
Per common share information
Earnings per common share-continuing operations
  Basic                                                      $1.69       $3.00                               $3.25
  Diluted                                                    $1.68       $2.88                               $3.19

Weighted average common shares outstanding and
  common stock equivalents
  Basic                                                    1,002.0       227.7                               662.0
  Diluted                                                  1,007.3       239.6                               676.2

               See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.


NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 -- Basis of Pro Forma Presentation

     On April 1, 2004, Travelers Property Casualty Corp. ("Travelers") merged with a subsidiary of The St. Paul Companies, Inc. ("St. Paul"), as a result of which Travelers has become a wholly owned subsidiary of St. Paul (now known as The St. Paul Travelers Companies, Inc. (the "Company")). Each share of Travelers class A and class B common stock was exchanged for 0.4334 of a share of the Company common stock. Share and per share amounts for all periods presented have been restated to reflect the exchange of Travelers common stock for the Company common stock. For accounting purposes, this transaction will be accounted for as a reverse acquisition with Travelers treated as the accounting acquirer. Accordingly, the transaction will be accounted for as a purchase business combination, using Travelers' historical financial information and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of April 1, 2004.

     The preliminary Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2003 reflects the merger as if it occurred on December 31, 2003. The preliminary Unaudited Pro Forma Condensed Combined Income Statement for the year ended December 31, 2003 reflects the merger as if it occurred on January 1, 2003. The pro forma adjustments herein reflect an exchange ratio of
0.4334 of a share of St. Paul common stock for each of the 505.7 million shares of Travelers class A common stock outstanding and of the 499.8 million shares of Travelers class B common stock outstanding at December 31, 2003.

     The stock price used in determining the preliminary estimated purchase price is based on an average of the closing price of St. Paul common stock for the two trading days before through the two trading days after November 17, 2003, the day St. Paul and Travelers announced their merger agreement. The preliminary estimated purchase price also includes the fair value of the St. Paul stock options, the fair value adjustment to St. Paul's preferred stock and other costs of the transaction, and is calculated as follows:

     Number of shares of St. Paul common stock outstanding
       as of December 31, 2003 (in thousands)                       228,393
     St. Paul's average stock price for the two trading
       days before through the two trading days after
       November 17, 2003, the day St. Paul and Travelers
       announced their merger agreement                              $36.86
                                                                     ------
     Estimated fair value of St. Paul's common stock
       outstanding as of December 31, 2003 (in millions)             $8,419
     Estimated fair value of 20.7 million St. Paul stock options
       outstanding as of December 31, 2003 (in millions)                160
     Estimated excess of fair value over book value of St.
       Paul's convertible preferred stock outstanding, net
       of the excess of the fair value over the book value
       of the related guaranteed obligation, as of December
       31, 2003 (in millions)                                           101
     Estimated transaction costs of Travelers (in millions)              15
                                                                     ------
     Estimated purchase price (in millions)                          $8,695
                                                                     ======

     The preliminary estimated purchase price has been allocated as follows based upon purchase accounting adjustments as of December 31, 2003 (in millions):

     Net tangible assets(1)                               $5,160
     Investment real estate(2)                               283
     Reinsurance recoverables(2)(3)                         (417)
     Deferred policy acquisition costs(3)                    (78)
     Deferred federal income taxes(5)                       (296)
     Goodwill                                              2,845
     Intangible assets(4)                                  1,200
     Other assets(2)                                        (384)
     Claims and claim adjustment expense reserves(2)(3)      761
     Long-term debt(2)                                      (160)
     Equity unit related debt(2)                             (24)
     Mandatorily redeemable preferred securities(2)         (109)
     Other liabilities(2)                                    (86)
                                                          ------
     Estimated purchase price                             $8,695
                                                          ======

----------

(1) Reflects St. Paul's shareholders' equity ($6,225) less St. Paul's historical goodwill ($926) and intangible assets ($139).

(2)  Represents adjustments for fair value.

(3) Represents adjustments to conform St. Paul's accounting policy to that of Travelers.

(4) Represents identified finite and indefinite life intangible assets; primarily customer-related insurance intangibles and management contracts and customer relationships associated with Nuveen's asset management business.

(5) Represents a deferred tax liability associated with adjustments to fair value of all assets and liabilities included herein, excluding goodwill, as this transaction is not treated as a purchase for tax purposes.

     The preliminary unaudited pro forma condensed combined financial statements presented herein are not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been completed at the dates indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

     The preliminary unaudited pro forma condensed combined financial statements have been prepared assuming Travelers is the accounting acquirer. Accordingly, the assets, liabilities and commitments of St. Paul are adjusted to their fair value. For purposes of these preliminary unaudited pro forma condensed combined financial statements, consideration has also been given to the impact of conforming St. Paul's accounting policies to those of Travelers. Additionally, certain amounts in the historical consolidated financial statements of St. Paul have been reclassified to conform to the Travelers financial statement presentation. The preliminary unaudited pro forma condensed combined financial statements do not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions. Also, possible adjustments related to restructuring charges are yet to be determined and are not reflected in the preliminary unaudited pro forma condensed combined financial statements. Charges or credits, along with the related tax effects, which result directly from the transaction and are not expected to have a continuing impact will be included in income within twelve months succeeding the transaction and were not considered in the preliminary unaudited pro forma condensed combined income statement.

     The preliminary unaudited pro forma adjustments represent management's estimates based on information available at this time. Actual adjustments to the combined balance sheet and income statement will differ, perhaps materially, from those reflected in these preliminary unaudited pro forma condensed combined financial statements because the then existing assets and liabilities of St. Paul will be recorded at their respective fair values on the date the merger was consummated, and the preliminary assumptions used to estimate their fair values may have changed between the date of these preliminary unaudited pro forma condensed combined financial statements and date the merger was consummated. Estimated fair value adjustments to certain balance sheet amounts are preliminary and may change as a result of additional analysis. Additionally, these preliminary pro forma purchase accounting adjustments do not include possible fair value adjustments related to certain investments, fixed assets, contracts, leases, other commitments and other miscellaneous assets and liabilities, pending further analysis. The final purchase accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented herein.

     The preliminary unaudited pro forma adjustments included herein are subject to other updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after completion of a thorough analysis to determine the fair values of St. Paul tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments, including conforming of St. Paul's accounting policies to those of Travelers, could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of St. Paul's assets, liabilities, commitments, contracts and other items as compared to the information shown herein will change the purchase price allocable to goodwill and may impact the combined income statements due to adjustments in yield and/or amortization or accretion related to the adjusted assets or liabilities.

Note 2 -- Pro Forma Adjustments

     The pro forma adjustments related to the preliminary Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2003 assume the merger occurred on December 31, 2003. The pro forma adjustments to the preliminary Unaudited Pro Forma Condensed Combined Income Statement for the year ended December 31, 2003 assume the merger occurred on January 1, 2003.

     The following pro forma adjustments result from the allocation of the purchase price for the acquisition based on the fair value of the assets, liabilities and commitments acquired from St. Paul and to conform St. Paul's accounting policies to Travelers. The amounts and descriptions related to the preliminary adjustments are as follows:

                                                           Increase (Decrease)
                                                                  as of
                                                            December 31, 2003
                                                            -----------------
                                                              (in millions)
Unaudited Pro Forma Condensed Combined Balance Sheets

Assets
a) Adjustment of carrying amount of investment real
   estate to fair value                                           $   283
b) Reinsurance recoverables--
    i.  Adjustment to conform the accounting policy for
        discounting certain workers' compensation claim
        reserves                                                  $   (15)
    ii. Adjustment to record the reinsurance recoverables
        related to claims and claim adjustment expense
        reserves at fair value -- See Note 3                      $  (402)
c)  Adjustment to conform the accounting policy for the
    deferral of certain policy acquisition costs                  $   (78)
d) Adjustment to record the deferred tax liability resulting from all pro forma adjustments except goodwill at a
   statutory rate of 35%                                          $  (296)
e) Net adjustment to eliminate St. Paul's historical goodwill
   and to record the goodwill related to this merger              $ 1,919
f) Net adjustment to eliminate St. Paul's historical intangible assets and to record the identifiable intangible assets
   related to this merger -- See Note 4                           $ 1,061
g) Other assets --
    i.  Adjustment to record the fair value of St. Paul's
        pension plans, using the December 31, 2003 plan
        assumptions                                               $  (346)
    ii. Adjustment to eliminate St. Paul's unamortized issue
        costs related to long-term debt, equity unit related
        debt and mandatorily redeemable preferred securities      $   (38)

Liabilities
h)  Claims and claim adjustment expense reserves --
    i.  Adjustment to conform the accounting policy for
        discounting certain workers' compensation claim
        reserves                                                  $  (125)
    ii. Adjustment to conform the accounting policy for
        discounting involuntary market workers' compensation
        claim reserves                                            $    39
   iii. Adjustment to record claims and claim adjustment
        expense reserves at fair value-- See Note 3               $  (675)
i)  Adjustment to record long-term debt, equity unit related debt and mandatorily redeemable preferred securities at
    fair value                                                    $   293
j)  Other liabilities--
    i.  Adjustment to record the fair value of St. Paul's
        post-retirement benefit plans, using the
        December 31, 2003 plan assumptions                        $    86
    ii. Adjustment to record the liability for Travelers
        estimated merger related transaction costs                $    15

Shareholders' Equity
k) Preferred stock--
   i.  Adjustment to record convertible preferred stock at
       fair value                                                 $   119
   ii. Adjustment to record the guaranteed obligation under
       the Preferred Stock Ownership Plan at fair value           $    (2)
l) Net adjustment to remove the historical par value of
   Travelers class A common stock, class B common stock,
   additional paid-in capital and treasury stock                  $(8,641)
m) Adjustment to remove St. Paul's retained earnings and
   accumulated other changes in equity from nonowner sources      $(3,495)
n) Adjustment to St. Paul's no par value common stock to
   record the impact of "l" and "m" above                         $12,136
o) Adjustment to record the excess of the fair value of St.
   Paul's no par value common stock over its historical common shareholders' equity based on shares outstanding at December
   31, 2003 at an average of the closing price of St. Paul
   common stock for the two trading days before through the two trading days after November 17, 2003, the day St. Paul and
   Travelers announced their merger agreement                     $ 2,146
p) Adjustment to record the fair value of St. Paul's
   outstanding stock options                                      $   192

                                                            Increase (Decrease)
                                                                Year ended
                                                                December 31,
                                                                    2003
                                                            -------------------
                                                               (in millions)

Unaudited Pro Forma Condensed Combined Income Statements

Revenues
q)  Adjustment to recognize the amortization of fair value
    adjustments allocated to investments using the interest
    method over the estimated remaining life of the
    investments -- See Note 6                                      $(310)

Claims and Expenses
r)  Adjustment to claims and claim adjustment expenses to
    reflect the accretion of fair value -- See Note 3              $ (57)
s)  Adjustment to the amortization of deferred policy
    acquisition costs due to conforming the accounting policy
    described in "c" above                                         $(375)
t)  Adjustment to interest expense for the amortization of
    fair value adjustments allocated to long-term debt, equity unit related debt and mandatorily redeemable preferred
    securities, using the interest method over the remaining
    term to maturity                                               $ (37)
u)  General and administrative expenses --
    i.  Adjustment to amortization expense for the estimated
        value of identifiable intangible assets with finite
        lives -- See Note 4                                        $ 130
    ii. Adjustment to the amortization of deferred policy
        acquisition costs after conforming the accounting
        policy described in "c" above                              $ 384
v)  To adjust income taxes for all pro forma adjustments
    except goodwill at the statutory rate of 35%                   $(124)

     The pro forma adjustments do not include an anticipated restructuring charge in conjunction with the merger. The preliminary estimate related to restructuring is approximately $300 million to $400 million and is subject to final decisions by management of the combined company. These costs may include severance payments, asset write-offs and other costs associated with the process of combining the companies. No determination has been made as to the allocation of the restructuring reserve between St. Paul and Travelers related expenditures for purposes of the preliminary unaudited pro forma condensed combined financial statements.

     Certain other assets and liabilities of St. Paul will also be subject to adjustment to their respective fair values at the time of the merger. Pending further analysis, no pro forma adjustments are included herein for these assets and liabilities.

Note 3-- Fair Value of Claims and Claim Adjustment Expense Reserves and Reinsurance Recoverables

     An adjustment has been applied to St. Paul's claims and claim adjustment expense reserves to estimate their fair value. Since such reserves are not traded in a secondary market, the determination of a fair value is approximated by using risk-adjusted present value techniques. Such techniques require application of significant judgment and assumptions.

     The fair value adjustment that was applied included (1) discounting the reserves at risk-free rates of interest over an assumed period of 30 years and
(2) adding a risk factor that reflects the uncertainty within the reserves. Various methodologies were considered to address the uncertainty in the reserves, including alternative measures of the opportunity cost of capital and other underlying factors.

     For purposes of the Unaudited Pro Forma Condensed Combined Income Statement, which assumes that the merger was consummated on January 1, 2003, the range of risk-free rates of interest employed in the calculation was approximately 1.2% to 4.9%, with a weighted average of 3.0% over an assumed payout period of 30 years and an assumed average payout date of about 3.5 to
4.0 years. The fair value adjustment is being accreted in the pro forma income statements over the period that the reserves are expected to remain outstanding, using an interest method that locks in the initial interest rates by expected payment date.

     For purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet at December 31, 2003, the range of risk-free rates of interest applied to the fair value adjustment was approximately 1.1% to 5.3%, with a weighted average of 3.4% over an assumed payout period of 30 years and an assumed average payout date of about 3.5 to 4.0 years.

     A similar methodology was applied to the related ceded reinsurance recoverables.

     These estimates are subject to change, based on actual interest rates as of April 1, 2004 (the closing date of the merger) and continuing refinement of the methodologies underlying risk factor development. As a result, the amount of the final purchase accounting adjustment and subsequent accretion could differ materially from the amounts presented in the preliminary unaudited pro forma condensed combined financial statements.

Note 4 -- Identified Intangible Assets

     A summary of the significant identifiable intangible assets and their respective estimated useful lives is as follows:

                                                    December 31, 2003
                                      -----------------------------------------
                                      Intangible
                                       Asset      Estimated      Amortization
                                       Balance    Useful Life       Method
                                      ----------  -----------   ---------------
                                        ($ in
                                       millions)
Insurance Operations:
Customer relationships                    $540      8 years      Accelerated(a)
Contractual agency relationships            20      2 years      Straight line
St. Paul trademark and trade name           20      2 years      Straight line
State licenses                              30     Indefinite         N/A
                                          ----
     Total Insurance Operations           $610
                                          ====
Asset Management Business(b):
Management contracts and customer
  relationships:
  Closed-end funds                        $435      Indefinite        N/A
  Open-end funds                            65       12 years    Straight line
  Managed wrap/hedge accounts               50        4 years    Straight line
  Managed institutional accounts            25        7 years    Straight line
Nuveen trade name                           15      Indefinite        N/A
                                          ----
     Total Asset Management               $590
                                          ====


(a) Based on rates derived from expected business retention and profitability levels

(b) Amounts related to this business are included at St. Paul's 79% approximate ownership interest of Nuveen Investments

Note 5 -- Earnings Per Share

     The pro forma earnings per common share data has been computed based on the combined historical income of St. Paul and Travelers and the impact of purchase accounting adjustments. Weighted average shares were calculated using St. Paul's historical weighted average common shares outstanding and Travelers weighted average common shares outstanding multiplied by the exchange ratio.

Note 6 -- Net Realized Investment Gains (Losses)

     The investment portfolio fair value adjustment treats net unrealized investment gains (losses) as though they were realized, thereby creating a new basis for such investments. No separate adjustment has been made in the preliminary Unaudited Pro Forma Condensed Combined Income Statement to adjust historical net realized investment gains (losses) for the resulting new basis that would have been established had the merger been completed on January 1, 2003.

Note 7 -- Pension and Post Retirement Benefit Cost

     The fair value adjustment for St. Paul's pension and postretirement benefit plans treats the previously unrecognized prior service cost and net actuarial loss as though they were recognized. No separate adjustment has been made in the preliminary Unaudited Pro Forma Condensed Combined Income Statement to adjust net periodic pension and postretirement benefit cost.

Note 8 -- Transactions Between St. Paul and Travelers

     The preliminary unaudited pro forma condensed combined financial statements have not been adjusted for the impact of transactions between St. Paul and Travelers. Based on current analysis, such transactions are not expected to have a significant impact on the preliminary unaudited pro forma condensed combined financial statements.